Exhibit 10.1

EXTENSION AMENDMENT

WHEREAS, Kenneth Morgan, Helix Wind, Inc., a Nevada corporation (“Helix Wind”), Ian Gardner and Scott Weinbrandt entered into a Settlement Agreement and Mutual Release ("Agreement") dated December 11, 2009;

WHEREAS, the last sentence of Paragraph 1.00 of the Agreement provides that “In the event that Helix Wind fails to deliver payment of the Settlement Payment to the Law Office of Sean Brew prior to January 15, 2010, then this Agreement shall be null and void ab initio and the Lock-Up Agreement attached hereto as Exhibit “1” shall be of no force or effect”;

WHEREAS, the parties desire to amend the Agreement to extend the Settlement Payment date to February 12, 2010;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree that the Agreement shall be amended to provide that the last sentence of Paragraph 1.00 of the Agreement shall be deleted and replaced with the following sentence:  “In the event that Helix Wind fails to deliver payment of the Settlement Payment to the Law Office of Sean Brew prior to February 12, 2010, then this Agreement shall be null and void ab initio and the Lock-Up Agreement attached hereto as Exhibit “1” shall be of no force or effect.”

IN WITNESS WHEREOF, this Extension Amendment has been executed by each of the parties effective as of January 12, 2010.

/s/ Kenneth Morgan Kenneth Morgan /s/ Ian Gardner Helix Wind, Inc. By: Ian Gardner, CEO /s/ Ian Gardner Ian Gardner /s/ Scott Weinbrandt Scott Weinbrandt